Attachment One
Sub-item 77K
Changes in Registrants Certifying Accountant

At its May 21, 1999 meeting, the Board of Trustees of Forum Funds (the Trust) approved Deloitte & Touche LLP (Deloitte) as the new independent accountant for Polaris Global Value
Fund (the Fund), a series of the Trust, effective upon the resignation of PricewaterhouseCoopers LLP (PWC) as auditors for the Fund. The decision to replace PWC with Deloitte was primarily motivated by the fact that Deloitte already serves as independent auditor for the other stand alone series of the Trust.

The Fund commenced operations on June 1, 1998. As of the date of its resignation, PWC had not issued a principal accountants report on the Funds financial statements for the fiscal year ended May 31, 1999 nor had it commenced its audit of the Funds annual financial statements. The Fund had no disagreements with PWC through the date of its resignation on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

A letter from PWC follows as Attachment Two.